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                                   FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSIONS
                             Washington, D.C.  20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 e-MedSoft.com
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                                     84-1037630
------------------------             ---------------------------------------
(State of Incorporation              (I.R.S. Employer Identification Number)
    or Organization)

         1300 Marsh Landing Parkway, Suite 106, Jacksonville, FL  32250
         --------------------------------------------------------------
                   (Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box. [   ]

Securities Act registration statement file number to which this form relates:
(if applicable):  Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each Exchange
        Title of Each Class                   on Which Each Class
         to be registered                     is to be Registered
        -------------------                  ---------------------

   Common Stock, $.001 Par Value            American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None







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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     This Registration Statement relates to the Common Stock, $.001 par value, of e-MedSoft.com (the "Company" or "Registrant"). Following is a description of the capital stock of the Company:

COMMON STOCK

     The authorized capital stock of the Company includes 100,000,000 shares of $.001 par value Common Stock. All shares have equal voting rights and are fully paid and non-assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company would be distributed pro rata to the holders of the Common Stock subject to any prior rights of any holders of preferred stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are fully paid and non-assessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor, subject to the dividend obligations, if any, to holders of preferred stock. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

PREFERRED STOCK

     The authorized capital of the Company also includes 5,000,000 shares of $.001 par value preferred stock. The preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of the Company. There are no shares of preferred stock outstanding and no series of shares have yet been designated.

REPORTS TO INVESTORS

     The Company intends to provide holders of its securities with annual reports containing financial statements. The Company also will issue quarterly or other interim reports to its stockholders as it deems appropriate.

TRANSFER AGENT

     American Securities Transfer & Trust, Inc., 12039 West Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228, serves as the transfer agent for the Common Stock of the Company.

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ITEM 2.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER    DESCRIPTION                              LOCATION

 3.1      Restated Articles of       Incorporated by reference to Exhibit
          Incorporation              3.1 to Registrant's Registration State-
                                     ment on Form 8-A (File No. 0-26567)


 3.2      Amended Bylaws             Incorporated by reference to Exhibit
                                     3.2 to Registrant's Registration State-
                                     ment on Form 8-A (File No. 0-26567)

 3.3      Specimen Stock             Incorporated by reference to Exhibit
          Certificates               4.1 to Registrant's Registration State-
                                     ment on Form 8-A (File No. 0-26567)



                                  SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    e-MedSoft.com



Dated:  December 29, 1999           By:/s/ John Andrews
                                       John Andrews, President

























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